EXHIBIT 16.1



January 5, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K/A dated January 5, 2000 of IKON Receivables, LLC. and are in agreement with the statements contained in paragraphs 2., 3. and
4. therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst & Young LLP